Free Writing Prospectus pursuant to Rule 433 dated April 29, 2026

Registration Statement No. 333-284538

Market Linked Notes — Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to a Basket due November 20, 2028

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)
Market measure:

An equally weighted basket (the “basket”) comprised of the following basket components (each referred to as a “basket component,” and collectively as the “basket components”). For each basket component, its weighting percentage also is set forth below:

Pricing date:	expected to be May 15, 2026
Issue date:	expected to be May 20, 2026
Final calculation day:	expected to be November 15, 2028
Stated maturity date:	expected to be November 20, 2028
Starting level:	100
Average ending level:

the product of (i) 100 times (ii) the sum of (a) 1 plus (b) the sum of the products, as calculated for each basket component, of: (1) its average basket component return multiplied by (2) its weighting percentage

Average basket return:	average ending level – starting level starting level
Initial basket component level:	with respect to a basket component, the closing level of such basket component on the pricing date
Average basket component level:	with respect to a basket component, the arithmetic average of the closing levels of such basket component on the calculation days
Average basket component return:

with respect to a basket component, its “average basket component return” is the percentage change from its initial basket component level to its average basket component level, measured as follows:

average basket component level – initial basket component level initial basket component level

Upside participation rate:	at least 100%
Calculation days:	quarterly, on the 15th day of each February, May, August and November, commencing August 2026 and ending August 2028, and the final calculation day
Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the average ending level is greater than the starting level: $1,000 plus:

 $1,000 × average basket return × upside participation rate; or

•
if the average ending level is less than or equal to the starting level: $1,000

CUSIP:	40059DNQ6
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

Underwriting discount:

up to 3.075% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of up to 3.075% of the aggregate face amount of the notes sold. The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original issue price of the notes less a concession of 2.00% of the aggregate face amount of the notes. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

* In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the notes sold to selected notes dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

If the average ending level is less than the starting level, you will not receive any positive return on the notes.

You should read the accompanying preliminary pricing supplement dated April 29, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated April 29, 2026
●
WFS Product supplement no. 10 dated January 20, 2026
●
Underlier supplement no. 48 dated March 24, 2026
●
Prospectus supplement dated February 24, 2025
●
Prospectus dated February 24, 2025

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your notes.

The notes have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 48, WFS product supplement no. 10 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 48, WFS product supplement no. 10 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 48, WFS product supplement no. 10 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 10, accompanying underlier supplement no. 48, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 10, accompanying underlier supplement no. 48, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 10, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 48, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You may Receive Only the Face Amount of Your Notes at Maturity
▪
Your Notes Do Not Bear Interest
▪
A Decrease in the Level of a Basket Component on One Calculation Day May Offset Increases in the Level of Such Basket Component on Other Calculation Days
▪
The Maturity Payment Amount on Your Notes Is Linked to the Arithmetic Average of the Closing Levels of Each Basket Component on Quarterly Calculation Days (Not Only to the Closing Levels of Each Basket Component on the Final Calculation Day) and Will Not Be Affected By the Closing Levels of Each Basket Component on Any Dates Other Than the Quarterly Calculation Days
▪
You Have No Shareholder Rights or Rights to Receive Any Basket Component Stock
▪
The Lower Performance of One Basket Component May Offset an Increase in the Other Basket Component

in the Basket

▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

Additional Risks Related to the Basket Components

▪
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Component with Basket Component Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

For details about the license agreement between each basket component sponsor and the issuer, see “The Underliers – EURO STOXX 50® Index” and “The Underliers — FTSE® 100 Index” on pages S-36 and S-42 of the accompanying underlier supplement no. 48, respectively.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the notes and certain risks.